OTCBB: CNYC

CANYON COPPER ANNOUNCES EFFECTIVENESS OF 1-FOR-3
REVERSE STOCK SPLIT AND CHANGE TO STOCK SYMBOL

VANCOUVER, BC, May 19, 2009 – Canyon Copper Corp. (the “Company”) (OTCBB:CNYC) announced today that, effective May 15, 2009, the Company amended its Articles of Incorporation in accordance with Article 78.207 of Chapter 78 of the Nevada Revised Statutes by decreasing its issued and authorized common stock on a one-for-three basis (the “Reverse Split”). Accordingly, the authorized capital of common stock has been decreased from 500,000,000 shares, par value $0.00001 per share, to 166,666,666 shares, par value $0.00001 per share. As a result of the Reverse Split, the number of shares of the Company's common stock outstanding was decreased correspondingly from 76,881,399 shares to 25,660,551 shares. Stockholders of record can surrender their old pre-split share certificate to the Company’s transfer agent, Pacific Stock Transfer Company, to obtain a new share certificate representing the post-split shares.

As a result of the Reverse Split, the Company's trading symbol has been changed from "CYOO" to “CNYC”.

About Canyon Copper

Canyon Copper Corp.'s New York Canyon Property is located in the New York Canyon area of the Santa Fe Mining District, Mineral County, Nevada. The project hosts oxide and sulphide copper bearing mineralization outlined by historical operators. The most advanced of these zones is the Longshot Ridge copper oxide deposit. This zone has not been completely outlined and remains partially open. The Copper Queen mineralized zone is located approximately three kilometres west of Longshot Ridge and hosts copper and molybdenum sulphide mineralization. Several additional mineralized areas identified throughout the New York Canyon property have yet to be explored.

On behalf of the Board of Directors,

“Anthony Harvey”

CANYON COPPER CORP.
Anthony Harvey, CEO and Chairman

This News Release may contain, in addition to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are identified by their use of terms and phases such as “believe,” “expect,” “plan,” “anticipate” and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from the Company's expectations, and expressly does not undertake any duty to update forward-looking statements. These factors include, but are not limited to the following, the Company's ability to obtain additional financing, geological, mechanical or difficulties affecting the Company's planned geological work programs, uncertainty of estimates of mineralized material and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

Suite 408 – 1199 West Pender Street • Vancouver, B.C. • V6E 2R1
TEL (604) 331-9326 • FAX (604) 684-9365